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                                                                    EXHIBIT 99.1
                         EAGLE PACIFIC INDUSTRIES, INC.

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby appoints WILLIAM H. SPELL and PATRICK M. MERTENS, or either of them acting alone, with full power of substitution, as proxies to represent and vote, as designated below, all shares of Common Stock and Series A 7% Convertible Preferred Stock of Eagle Pacific Industries, Inc. held of record as of February __, 1999, which the undersigned would be entitled to vote, at the Special Meeting of the Shareholders to be held on _______________, March ___, 1999, at __:00 a.m., Central Standard Time, at the
Minneapolis Hilton and Towers Hotel, located at 1001 Marquette Avenue, Minneapolis, Minnesota, and at all adjournments of such meeting. The undersigned hereby revokes all proxies previously granted with respect to such meeting.

The Board of Directors recommends that you vote "FOR" the following proposals:

(1) PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER, providing for the merger of CV Merger Sub, Inc., a wholly owned subsidiary of Eagle Pacific Holdings, Inc., into and with Eagle Pacific Industries, Inc. A copy of the Agreement and Plan of Merger is attached as Appendix A to the Proxy Statement/Prospectus for the Special Meeting.

     [    ] FOR     [    ] AGAINST    [    ] ABSTAIN

(2) OTHER MATTERS. In their discretion, the appointed proxies are authorized to vote upon such others business as may properly come before the Special Meeting or any adjournment.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR SUCH PROPOSAL.


Date_______________________, 1999.       _____________________________________

                                         _____________________________________
                                         PLEASE DATE AND SIGN ABOVE exactly as
                                         name appears at the left, indicating,
                                         where appropriate, official position or
                                         representative capacity.  If stock is
                                         held in joint tenancy, each joint owner
                                         should sign.  Please return this proxy
                                         in the enclosed proxy return envelope,
                                         which requires no postage if mailed in
                                         the United States.  If an envelope is
                                         not enclosed or has been misplaced,
                                         please return this completed proxy to
                                         Norwest Shareowner Services, 161 North
                                         Concord Exchange, South St. Paul,
                                         Minnesota 55075-0738.